Exhibit 99.1

- NEWS RELEASE -
Date:	October 17, 2005
Source:	Crescent Financial Corporation
(919) 460-7770

Crescent Financial Corporation

Reports 26.7% Increase in Third Quarter Earnings Per Share

CARY, N.C. – Crescent Financial Corporation (Nasdaq National Market: CRFN ), parent company of Crescent State Bank, reported unaudited net income for the three-month period ended September 30, 2005 of $845,000 or $0.19 per diluted share compared to $661,000 or $0.15 per diluted share for the three-month period ended September 30, 2004, an increase of 26.7% on a per share basis. The increase in earnings was primarily the result of strong loan growth coupled with an increase in our net interest margin due to the rising interest rate environment experienced during the past twelve months.

Net interest income for the current three-month period, the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities, increased by 36.6% over the prior year period growing from $2.7 million to $3.6 million. The net interest margin improved to 3.93% compared to 3.59% for the prior year period. Non-interest income, including fees on deposit accounts, mortgage loan origination fees and other non-interest related revenue, declined by 14.0% from $714,000 for the prior year to $614,000 during the current year period. During the third quarter of 2004, Crescent State Bank received $203,000 in distributions from its membership interest in a mortgage origination company. That membership interest was sold during the fourth quarter of 2004 and no such distributions have been received during 2005. Increases in revenues were somewhat offset by a $43,000 or 21.6% increase in loan loss provision due to strong loan growth and a $534,000 or 24.4% increase in non-interest expenses due to expansion into two new markets. A loss on the sale of available for sale securities of $17,000 was recognized during the current quarter.

For the nine months ended September 30, 2005, the Company reported net income of $2,139,000 or $0.49 per diluted share compared to $1,644,000 or $0.38 per diluted share for the nine months ended September 30, 2004, an increase of 28.9% on a per share basis. Net interest income increased by 33.4% from $7.5 million for the prior year period to $10.0 million for the nine-month period ended September 30, 2005. Non-interest income decreased by 2.7% to $1.7 million in the current period due to the absence of the distribution stream from the membership interest in the mortgage origination company. Dividend income received from that membership interest during the first nine months of 2004 was $287,000. Non-interest expenses and loan loss provision increased by $1.5 million (24.0%) and $165,000 (28.4%), respectively.

Crescent Financial Corporation reported total assets of $405.0 million as of September 30, 2005 compared with $331.2 million on December 31, 2004, an increase of 22.3%. Total net loans increased by $64.1 million or 25.3% to $317.9 million at September 30, 2005 compared with $253.8 million at year end 2004. Total deposits increased by $39.1 million or 14.3% to $312.7 million at September 30, 2005 from $273.6 million at December 31, 2004 reflecting increases in all deposit categories. Total stockholders’ equity grew from $26.8 million at December 31, 2004 to $28.2 million reflecting a $2.4 million or 9.0% increase.

Total deposits decreased during the third quarter by $10.1 million due to a decline in balances of real estate settlement trust accounts (IOLTA) of $11.1 million and the anticipated withdrawal of an $8.0 million short-term money market account. These decreases were partially offset by increases in other deposit categories. The decline in IOLTA balances consisted of $8.3 million in demand deposits and $2.8 million in interest bearing demand deposits. During the third quarter, demand deposits increased by $2.6 million despite the fluctuation experienced in the IOLTA category. Balances in these IOLTA accounts tend to vary significantly based on the volume of residential real estate transactions closing at each month end. Historically, the volume of trust balances and real estate transactions closing during June exceed those closing in September.

Commenting on the performance, Mike Carlton, President and Chief Executive Officer stated, “We are again pleased to report increased quarterly earnings. We had a significant increase in net interest income in the first nine months of 2005, due to growth in earning assets and improved net interest margin. While we have experienced solid loan growth over the past year, we remain committed to sound asset quality. Our strategy of balancing steady growth with improving profitability has proven to be a success. With the addition of the recently announced opening of the Raleigh loan production office, we are well positioned for future successes.”

Crescent State Bank is a state chartered bank operating nine full-service banking offices in Cary (2), Apex, Clayton and Holly Springs, Southern Pines, Pinehurst, Sanford, and Garner, North Carolina. A loan production office was opened in Raleigh, North Carolina on September 26, 2005. Crescent Financial Corporation stock can be found on the Nasdaq National Market trading under the symbol CRFN. Additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited its Annual Report on Form 10-KSB and its other periodic reports.

Crescent Financial Corporation and Subsidiary

Consolidated Comparative Income Statements (Unaudited)

(000s omitted except for per share data)

	Three-month Periods Ended September 30,		Nine-month Periods Ended September 30,
	2005	2004	2005	2004
INTEREST INCOME
Loans	$5,466,322	$3,599,096	$14,466,577	$10,097,111
Investment securities available for sale	576,234	460,983	1,711,582	1,291,466
Fed funds sold and interest-bearing deposits	16,588	11,031	39,382	28,746

TOTAL INTEREST INCOME	6,059,144	4,071,110	16,217,541	11,417,323

INTEREST EXPENSE
Deposits	1,841,363	1,135,110	4,807,498	3,179,125
Short-term borrowings	200,601	17,799	263,537	39,150
Long-term debt	369,357	248,699	1,130,152	691,639

TOTAL INTEREST EXPENSE	2,411,321	1,401,608	6,201,187	3,909,914

NET INTEREST INCOME	3,647,823	2,669,502	10,016,354	7,507,409
PROVISION FOR LOAN LOSSES	240,112	197,522	746,666	581,687

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,407,711	2,471,980	9,269,688	6,925,722

NON INTEREST INCOME	614,331	713,952	1,742,039	1,790,384

NON INTEREST EXPENSES
Salaries and employee benefits	1,509,207	1,124,558	4,181,421	3,233,569
Occupancy and equipment	443,255	413,924	1,274,613	1,123,805
Data processing	161,889	142,022	477,514	401,702
Other	603,411	503,512	1,821,784	1,496,250

TOTAL NON-INTEREST EXPENSES	2,717,762	2,184,016	7,755,332	6,255,326

INCOME BEFORE INCOME TAXES	1,304,280	1,001,916	3,256,395	2,460,780

INCOME TAXES	459,000	340,600	1,116,900	817,200

NET INCOME	$845,280	$661,316	$2,139,495	$1,643,580

NET INCOME PER COMMON SHARE (a)
Basic	$0.20	$0.16	$0.52	$0.41

Diluted	$0.19	$0.15	$0.49	$0.38

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	4,142,454	4,085,351	4,121,073	4,057,080

Diluted	4,384,392	4,293,547	4,365,031	4,280,140

(a)	2004 per share data has been adjusted to reflect the stock split, effected as a 15% stock dividend, paid during the second quarter of 2005.

Crescent Financial Corporation and Subsidiary

Consolidated Balance Sheets (Unaudited)

(000s omitted)

	September 30, 2005	September 30, 2004	Dollar Change	% Change
ASSETS
Cash and noninterest bearing deposits	$12,176,001	8,453,888	$3,722,113	44.03%
Interest bearing deposits	592,829	12,128	580,701	4788.29%
Federal funds sold	—	8,040,000	(8,040,000)	-100.00%
Securities available for sale	53,154,869	46,736,668	6,418,201	13.73%
Federal Home Loan Bank stock	2,956,900	1,150,000	1,806,900	157.12%
Loans receivable, net of allowance for loan losses	317,898,581	250,253,567	67,645,014	27.03%
Accrued interest and dividends receivable	1,560,880	1,123,391	437,489	38.94%
Other real estate owned	—	254,000	(254,000)	-100.00%
Premises and equipment, net	3,936,264	3,025,990	910,274	30.08%
Deferred Tax Asset	1,944,860	1,839,611	105,249	5.72%
Bank Owned Life Insurance	5,433,715	5,234,866	198,849	3.80%
Goodwill	3,600,298	3,600,298	—	0.00%
Other assets	1,770,369	1,370,512	399,857	29.18%

TOTAL ASSETS	$405,025,566	$331,094,919	$73,930,647	22.33%

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Demand	$52,920,145	$46,971,421	$5,948,724	12.66%
Savings	7,072,052	3,020,841	4,051,211	134.11%
Money market and NOW	82,636,058	76,012,165	6,623,893	8.71%
Time	170,120,411	148,709,353	21,411,058	14.40%

Total deposits	312,748,666	274,713,780	38,034,886	13.85%

Short-term borrowings	31,313,552	559,448	30,754,104	5497.22%
Long-term debt	30,248,000	28,000,000	2,248,000	8.03%
Accrued interest payable	695,516	447,050	248,466	55.58%
Accrued expenses and other liabilities	841,313	1,123,528	(282,215)	-25.12%
Deferred Tax Liability	—	—	—	N/A

Total Liabilities	375,847,047	304,843,806	71,003,241	23.29%

STOCKHOLDERS’ EQUITY
Common stock, $1 par value, 20,000,000 shares authorized; 4,170,494 shares outstanding September 30, 2005; 3,566,889 shares outstanding September 30, 2004	4,170,494	3,566,889	603,605	16.92%
Additional paid in capital	18,573,456	18,654,492	(81,036)	-0.43%
Net unrealized loss on securities available for sale	(267,607)	156,167	(423,774)	-271.36%
Undivided Profits/loss	6,702,176	3,873,565	2,828,611	73.02%

Total Stockholders’ Equity	29,178,519	26,251,113	2,927,406	11.15%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$405,025,566	$331,094,919	$73,930,647	22.33%

Crescent Financial Corporation

Selected Financial Ratios

(000s omitted except per share data)

(unaudited)

	As of or for the three months ended September 30,		As of or for the nine months ended September 30,
	2005	2004	2005	2004
Per share data: (a)
Basic earnings per share	$.0.20	$.0.16	$0.52	$0.41
Diluted earnings per share	$0.19	$0.15	$0.49	$0.38
Book value per share	$7.00	$6.40	$7.00	$6.40

Performance ratios:
Return on average assets	0.86%	0.83%	0.78%	0.73%
Return on average equity	11.62%	10.27%	10.21%	8.75%
Net interest margin	3.93%	3.59%	3.89%	3.56%

Asset quality:
Nonperforming loans	222	262	222	262
Nonperforming loans to total loans	0.07%	0.10%	0.07%	0.10%
Allowance for loan losses	1.33%	1.48%	1.33%	1.48%
Total nonperforming assets	222	551	227	551
Nonperforming assets to total assets	0.05%	0.17%	0.06%	0.17%

Capital ratios:
Equity to total assets	7.20%	7.93%	7.20%	7.93%

(a)	2004 per share data has been adjusted to reflect the stock split effected as a 15% stock dividend paid during the second quarter of 2005.